      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 15, 1995

                                                    REGISTRATION NUMBER 33-56351
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              CERIDIAN CORPORATION
             (Exact name of registrant as specified in its charter)

           DELAWARE                         7374                 52-0278528
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            ------------------------

                             8100 34TH AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55425
                                 (612) 853-8100
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                            ------------------------

                                JOHN A. HAVEMAN
                              CERIDIAN CORPORATION
                             8100 34TH AVENUE SOUTH
                          MINNEAPOLIS, MINNESOTA 55425
                                 (612) 853-7425
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                              CERIDIAN CORPORATION
                             CROSS REFERENCE SHEET
              BETWEEN ITEMS IN FORM S-4 AND LOCATION IN PROSPECTUS

FORM S-4 ITEM NUMBER AND CAPTION                                          CAPTION OR LOCATION IN PROSPECTUS
- -------------------------------------------------------------  --------------------------------------------------------
       1.  Forepart of Registration Statement and Outside
            Front Cover Page of Prospectus...................  Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Page of
            Prospectus.......................................  Available Information; Documents Incorporated by
                                                                Reference; Outside Back Cover Page
       3.  Risk Factors, Ratio of Earning to Fixed Charges
            and Other Information............................  Outside Front Cover Page; The Company; Selected
                                                                Consolidated Financial Data
       4.  Terms of the Transaction..........................                             *
       5.  Pro Forma Financial Information...................                             *
       6.  Material Contacts with the Company Being
            Acquired.........................................                             *
       7.  Additional Information Required for Reoffering by
            Persons and Parties Deemed to be Underwriters....                             *
       8.  Interests of Named Experts and Counsel............  Validity of Common Stock
       9.  Disclosure of Commission Position on
            Indemnification for Securities Act Liabilities...                             *
      10.  Information with Respect to S-3 Registrants.......  Outside Front Cover Page; Documents Incorporated by
                                                                Reference; The Company; Price Range of Common Stock and
                                                                Dividend Policy; Description of Common Stock
      11.  Incorporation of Certain Information by
            Reference........................................  Documents Incorporated by Reference
      12.  Information with Respect to S-2 or S-3
            Registrants......................................                             *
      13.  Incorporation of Certain Information by
            Reference........................................                             *
      14.  Information with Respect to Registrants Other Than
            S-3 or S-2 Registrants...........................                             *
      15.  Information with Respect to S-3 Companies.........                             *
      16.  Information with Respect to S-2 or S-3
            Companies........................................                             *
      17.  Information with Respect to Companies Other Than
            S-3 or S-2 Companies.............................                             *
      18.  Information if Proxies, Consents or Authorizations
            are to be Solicited..............................                             *
      19.  Information if Proxies, Consents or Authorizations
            are not to be Solicited or in an Exchange
            Offer............................................                             *

- ------------------------
* Inapplicable or answer negative upon the date of filing of this Registration Statement; such information may be included in post-effective amendments to this Registration Statement or supplements to the prospectus contained herein.

                   SUBJECT TO COMPLETION, DATED MAY 15, 1995

PROSPECTUS

                                5,000,000 SHARES
                                     [LOGO]

                                  COMMON STOCK

    This Prospectus relates to 5,000,000 shares of common stock, $.50 par value (the "Common Stock"), of Ceridian Corporation ("Ceridian") that may be offered and issued by Ceridian from time to time in connection with acquisitions of other businesses or properties by Ceridian or by subsidiaries of Ceridian.

    Ceridian intends to concentrate its acquisitions in areas related to the current businesses of Ceridian, with a primary emphasis on acquisitions related to its Information Services businesses, Ceridian Employer Services and Arbitron. If the opportunity arises, however, Ceridian may attempt to make acquisitions which are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to is present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Ceridian and the owners or controlling persons of businesses or properties to be acquired.

    The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

    It is not expected that underwriting discounts or commissions will be paid by Ceridian in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933.


    Ceridian Common Stock is listed on the New York Stock Exchange under the symbol "CEN." The last reported sale price of Ceridian Common Stock on the New York Stock Exchange on May 11, 1995 was $34 3/8.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1995.

                             AVAILABLE INFORMATION

    Ceridian  is  subject to  the informational  requirements of  the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information concerning Ceridian can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, N.Y. 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE


    The following documents filed with the Commission by Ceridian (File No. 1-1969) are incorporated into this Prospectus by reference: (1) Ceridian's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (2) Ceridian's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995; (3) Amendment No. 2, dated March 24, 1995, to Ceridian's Current Report on Form 8-K dated June 24, 1994; (4) Ceridian's Current Report on Form 8-K dated January 19, 1995; and (5) all other reports filed by Ceridian pursuant to Sections 13 or 15(d) of the Exchange Act since December 31, 1994.


    All documents filed by Ceridian pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED, FROM STOCKHOLDER SERVICES, CERIDIAN CORPORATION, 8100 34TH AVENUE SOUTH, MINNEAPOLIS, MINNESOTA 55425; TELEPHONE NUMBER (612) 853-4373. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  THE COMPANY

    Ceridian is comprised of two business segments, Information Services and Defense Electronics. Ceridian was founded in 1957 and is incorporated in Delaware. The principal executive office of Ceridian is located at 8100 34th Avenue South, Minneapolis, Minnesota 55425, telephone (612) 853-8100.

    The Information Services segment, which consists of Ceridian Employer Services ("Employer Services") and Arbitron, provides technology-based services to businesses on a repetitive or subscription basis as well as applications software. The technology-based products and services of the Information Services businesses are typically provided through long-term customer relationships that result in a high level of recurring revenue.

    Employer Services offers a broad range of products and services designed to help employers more effectively manage their work forces and the information that is integral to human resource processes. These products and services include payroll processing, payroll tax filing and training services; payroll, human resources management and benefits administration software; and employee assistance programs. The substantial majority of Employer Services' revenue is attributable to payroll processing and payroll tax filing services. Payroll processing consists primarily of preparing and furnishing employee payroll checks, direct deposit advices and supporting journals, summaries and other reports. Payroll tax filing services consist primarily of processing federal, state and local withholding taxes on behalf of employers based on payroll information provided, and remitting such taxes along with necessary reports to the appropriate taxing authorities. These payroll-related services are typically priced on a fee-per-item-processed basis, and quarterly revenue consequently fluctuates with the volume of items processed. Employer Services also derives a portion of its payroll tax filing revenue from investment income it receives on tax filing deposits temporarily held pending remittance on behalf of customers to taxing authorities. Over half of Employer Services' 1994 payroll tax filing revenue was attributable to such investment income. As a result, quarterly revenue and profitability will vary as a result of changes in interest rates and in the amount of tax filing deposits held by Employer Services.

    The Company decided in 1993 to upgrade Employer Services' existing payroll processing software in order to achieve a payroll processing system that would be more highly automated, easier and less costly to install and maintain and would provide greater flexibility to customers in terms of product and service options. Toward that end, the Company acquired Tesseract Corporation
("Tesseract") in June 1994. Tesseract provides payroll processing, human resources management and benefits administration software offerings for large customers with complex information management needs that prefer to handle such tasks in-house. This acquisition has provided the Company with a proven payroll processing software application that is being adapted to run in Employer Services' multi-customer data center environment. The Company also entered into a technology services agreement with Integrated Systems Solutions Corporation ("ISSC"), a wholly-owned subsidiary of International Business Machines Corporation, in January 1995. Under that agreement, the term of which extends through December 31, 2004, ISSC will utilize Employer Services' enhanced payroll processing software to provide the centralized payroll data processing services required by Employer Services in connection with its previously announced program to consolidate payroll data processing from its district offices into centralized facilities.

    Employer Services' human resources information service provides application software to customers that enables them to combine their payroll and human resource information databases and can serve as a "front-end" to Employer Services' payroll processing system. This enables the customer to create a single database of employee information for on-line inquiry, updating and reporting in areas important to human resource administration and management. Employer Services also provides related human resources information management consulting services. Employer Services' employee assistance service provides confidential, around- the-clock assessment and referral services to customers' employees to help them address legal and financial problems, substance abuse, childcare, eldercare and other personal problems. Employer Services maintains a network of professional counselors who are available to work with employees to solve problems and to provide referrals to specialists if such referrals are warranted by the circumstances.

    Arbitron is the leading provider of radio audience measurement information in terms of revenue and market share, and also provides electronic media and marketing information to radio and television broadcasters, cable operators, advertising agencies and advertisers. Arbitron's proprietary data regarding radio audience size and demographics is provided to customers through multi-year license agreements. Arbitron also provides software applications that give customers flexible and unlimited access to Arbitron's database, and enable them to more effectively analyze and understand that information. The radio audience measurement service represented almost 90% of Arbitron's revenue during 1994. In addition, through acquisitions, joint ventures and the introduction of new products, Arbitron has obtained access to or developed services that provide data regarding product purchasing decisions.

    The Defense Electronics segment, consisting of Computing Devices International ("Computing Devices"), develops, manufactures and markets electronic systems, subsystems and components, and provides systems integration and other services, primarily to government defense agencies. Computing Devices' products and services feature its capabilities in signal processing, digital image manipulation, "ruggedized" subsystems for harsh environments and real-time software systems. A majority of Computing Devices' revenue is attributable to products and services relating to avionics systems, including the AN/AYK-14 standard Navy airborne mission computer systems; communication systems, including the Iris tactical command, control and communications system being developed for the Canadian armed forces; and intelligence and surveillance systems, including advanced parallel processing, reconnaissance systems and imaging software. The remainder of Computing Devices' revenue is primarily attributable to products and services relating to shipboard subsystems, anti-submarine warfare subsystems, ground subsystems, space processing, display subsystems and tactical reconnaissance systems. Computing Devices employs technology developed through internal research and development, contract research and development and customer funded development programs.

    From 1986 to 1993, Ceridian significantly reshaped its operations through divestitures, liquidations and other restructurings of various assets and business units. It has narrowed and reoriented the focus of its continuing operations to businesses that provide technology-based services pursuant to long-term customer relationships. Ceridian's restructuring actions, including the fourth quarter 1993 discontinuance of Arbitron's syndicated television and cable ratings service, resulted in large charges against Ceridian's earnings, including a $67.0 million net restructuring charge in the fourth quarter 1993. As a result of its restructuring activities and other operating losses, Ceridian has net operating loss carryforwards of approximately $1.3 billion for U.S. federal income tax purposes, which expire during the period 1997-2007 and may be used, to the extent available, to offset its U.S. earnings during the carryforward period.

    Ceridian's objectives are to improve profitability through investment in technology and improved operating efficiencies in each of its primary businesses and to pursue opportunities for growth internally and through selected strategic acquisitions.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected consolidated financial data for and as of the end of each of the years in the five-year period ended December 31, 1994 have been derived from the consolidated financial statements of Ceridian, which statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial data for the three months ended March 31, 1995 and 1994 have been derived from the unaudited consolidated financial statements for Ceridian which, in the opinion of management, reflect all adjustments (which include only normal recurring adjustments, except as set forth in the notes to those financial statements) necessary to present fairly the financial position and results of its operations for such periods. The results of operations for the three months ended March 31, 1995 are not necessarily indicative of results expected for the full fiscal year.



                                                      THREE MONTHS ENDED
                                                          MARCH 31,                      YEARS ENDED DECEMBER 31,
                                                     --------------------  -----------------------------------------------------
                                                       1995       1994       1994       1993       1992       1991       1990
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                   (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue............................................  $   257.8  $   221.3  $   916.3  $   886.1  $   830.3  $   763.0  $   936.2
Cost of revenue....................................      158.6      138.6      588.5      606.0      575.1      488.5      600.2
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.......................................       99.2       82.7      327.8      280.1      255.2      274.5      336.0
Operating Expenses:
  Selling, general and administrative..............       54.8       48.8      205.5      178.1      164.5      173.5      215.8
  Technical expense................................       16.2       10.9       49.3       48.6       46.9       46.2       68.9
  Other expense (income)...........................       (0.5)       0.4       (3.2)      (3.5)      (6.9)       2.1       (0.3)
  Restructure loss (gain)..........................         --         --         --       67.0       76.2      (16.2)       1.5
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (Loss) before interest and taxes..........       28.7       22.6       76.2      (10.1)     (25.5)      68.9       50.1
Earnings (Loss) before income taxes................       31.1       24.1       85.2      (18.2)     (24.0)      70.2       48.7
Earnings (Loss) from continuing operations.........       28.4       22.2       78.6      (22.0)     (29.1)      66.1       45.3
Earnings (Loss) from discontinued operations (1)...         --         --         --         --     (321.6)     (74.7)     (42.6)
Extraordinary loss (2).............................         --         --         --       (8.4)        --       (1.2)        --
Cumulative effect of accounting change (3).........         --         --         --         --      (41.8)        --         --
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net earnings (loss) (4)............................  $    28.4  $    22.2  $    78.6  $   (30.4) $  (392.5) $    (9.8) $     2.7
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings (Loss) from continuing operations per
 common share......................................  $    0.54  $    0.42  $    1.43  $   (0.52) $   (0.69) $    1.54  $    1.05
Earnings (Loss) per fully diluted common share.....  $    0.50  $    0.40  $    1.40  $   (0.71) $   (9.22) $   (0.24) $    0.05
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Weighted average common shares outstanding (in
 thousands) adjusted for full dilution.............     57,107     55,968     56,249     43,131     42,617     42,526     42,517



                                                                                       AS OF DECEMBER 31,
                                                         AS OF MARCH  -----------------------------------------------------
                                                          31, 1995      1994       1993       1992       1991       1990
                                                         -----------  ---------  ---------  ---------  ---------  ---------
                                                                 (IN MILLIONS, EXCEPT EMPLOYEE AND PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA (1):
Cash and short-term investments........................   $   157.9   $   171.4  $   215.8  $   152.8  $   193.5  $   206.9
Total assets...........................................       709.0       690.3      615.7      551.6      974.7    1,179.0
Debt obligations.......................................        14.9        18.7       19.4      187.6      184.1      337.9
Stockholders' equity (deficit).........................       214.8       186.5      111.3     (100.9)     446.2      448.4
Stockholders' equity (deficit) per common share........   $   (0.46)  $   (1.09) $   (2.82) $   (2.36) $   10.24  $   10.29
Number of employee at end of period (5)................       7,600       7,500      7,600      8,800      9,600     10,500

- ------------------------------
(1)  The  Company's  former  Computer  Products  business,  Automated   Wagering
     division and Empros division are reflected in this table as discontinued operations.

(2) The extraordinary losses in 1993 and 1991 are due to the early retirement of debt.

(3) Reflects the adoption by the Company in 1992 of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."

(4) Before payment of $13.0 million of dividends during 1994 on the Company's 5 1/2% Cumulative Convertible Exchangeable Preferred Stock issued in December 1993.

(5)  Includes full-time and part-time personnel for continuing operations.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Ceridian's Common Stock is listed on the New York Stock Exchange (the "NYSE"), the Pacific Stock Exchange and the Chicago Stock Exchange and is reported on the NYSE Composite Tape under the symbol "CEN." The following table sets forth, for each of the calendar periods indicated, the reported high and low sales prices per share of the Common Stock on the NYSE Composite Tape.


                                                                               HIGH        LOW
                                                                             --------    --------
1992
  First Quarter...........................................................   $ 12 3/4    $  9 1/8
  Second Quarter..........................................................     14 1/8      11
  Third Quarter...........................................................     16 1/8      13 1/8
  Fourth Quarter..........................................................     17 1/4      13 3/4
1993
  First Quarter...........................................................   $ 16 1/8    $ 14 3/8
  Second Quarter..........................................................     16 1/8      13
  Third Quarter...........................................................     18 1/2      14 3/8
  Fourth Quarter..........................................................     19 7/8      17 1/2
1994
  First Quarter...........................................................   $ 24 3/4    $ 18 1/2
  Second Quarter..........................................................     25 5/8      21 1/2
  Third Quarter...........................................................     27 1/2      24
  Fourth Quarter..........................................................     27 1/8      23 1/2
1995
  First Quarter...........................................................   $ 34 1/2    $ 26 1/8
  Second Quarter (through May 11, 1995)...................................     35 7/8      32 1/8



    As of April 30, 1995, there were 45,609,822 shares of Common Stock outstanding held by approximately 18,200 holders of record.


    No cash dividends have been declared on the Common Stock since 1985. The terms of Ceridian's domestic revolving credit agreement (which expires on May 30, 1995) limit the payment by Ceridian of cash dividends on its Common Stock. Unless cumulative dividends on Ceridian's 5 1/2% Cumulative Convertible Exchangeable Preferred Stock (the "5 1/2% Preferred Stock") have been paid in full, the payment of dividends on the Common Stock is prohibited. Subject to the limitations in Ceridian's revolving credit agreement, and the payment in full of cumulative dividends on the 5 1/2% Preferred Stock, the payment of future dividends on the Common Stock and the amounts thereof will be determined by Ceridian's Board of Directors in light of business conditions, earnings and financial requirements of Ceridian and other relevant factors.

                          DESCRIPTION OF COMMON STOCK


    Ceridian is authorized to issue up to 100,000,000 shares of Common Stock, par value $.50 per share, of which 45,609,822 shares were outstanding as of April 30, 1995.


    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, and stockholders have no right to cumulate their votes in the election of directors. Subject to the prior rights of the 5 1/2% Preferred Stock and any other preferred stock of Ceridian that may be issued in the future, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

    In the event of a liquidation, dissolution or winding up of Ceridian, holders of Common Stock are entitled to share with each other on a ratable basis as a single class in the net assets of Ceridian available for distribution after payments of liabilities and satisfaction of any preferential rights of holders of 5 1/2% Preferred Stock and have no rights to convert their Common Stock into any other securities. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of the 5 1/2% Preferred Stock and any series of preferred stock which Ceridian may designate and issue in the future.

    Ceridian's Certificate of Incorporation contains provisions which: (i) require the affirmative vote of two-thirds of the outstanding capital stock entitled to vote to approve certain mergers and other business combinations; and
(ii) require an affirmative vote which may be larger than two-thirds (and may not be less than two-thirds) of the outstanding shares of Common Stock entitled to vote to approve business combinations with "controlling persons," with a minimum price per share payable for shares other than those held by such "controlling persons" in connection with such a business combination.

    The Transfer Agent and  Registrar for the  Common Stock is  The Bank of  New
York.

                             RESTRICTIONS ON RESALE

    This Prospectus may not be used for reoffers or resales of shares of Common Stock acquired pursuant to this Prospectus by "affiliates" of businesses or properties acquired by Ceridian or a subsidiary of Ceridian (generally, directors, officers and other controlling persons). These "affiliates" may only offer or sell such shares pursuant to a registration statement under the Securities Act of 1933 covering the shares or in compliance with an available exemption from these registration requirements, such as Rule 145 under the Act.

                            VALIDITY OF COMMON STOCK


    The validity of the Common Stock to be offered hereby will be passed upon for Ceridian by Oppenheimer Wolff & Donnelly, Minneapolis, Minnesota. Richard G. Lareau, a member of Oppenheimer Wolff & Donnelly, is a director of Ceridian and owns 3,500 share of Common Stock and options to acquire 3,000 shares of Common Stock.


                                    EXPERTS

    The consolidated financial statements and financial statement schedules of Ceridian Corporation as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refers to a change in 1992 in the method of accounting for post-retirement benefits other than pensions. To the extent that KPMG Peat Marwick LLP examines and reports on financial statements of Ceridian Corporation issued at future dates, and consents to the use of their reports thereon, such financial statements will also be incorporated by reference herein in reliance upon their reports and said authority.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CERIDIAN. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                               PAGE
                                               ----

Available Information........................    2

Documents Incorporated by Reference..........    2

The Company..................................    3

Selected Consolidated Financial Data.........    5

Price Range of Common Stock and Dividend
 Policy......................................    6

Description of Common Stock..................    6

Restrictions on Resale.......................    7

Validity of Common Stock.....................    7

Experts......................................    7

                                5,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1995

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
    Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder, such as Ceridian, the power to indemnify its directors and officers against liabilities for certain of their acts. Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as Ceridian, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing statements are subject to the detailed provisions of Section 145 and 102(b)(7) of the DGCL.

    Article VI of Ceridian's Bylaws provides that each person who is or was a director, officer or employee of Ceridian shall be indemnified by Ceridian as a right to the full extent permitted or authorized by the DGCL. Ceridian has also by contract agreed to indemnify its directors against damages, judgments, settlements and costs arising out of any actions against the directors brought by reason of the fact that they are or were directors.

    Ceridian maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Ceridian.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

    (a)  EXHIBITS

        4.1 Restated Certificate of Incorporation of Ceridian Corporation (incorporated by reference to Exhibit 4.01 to Ceridian's Registration Statement on Form S-8 (File No. 33-54379)).
        4.2 Bylaws of Ceridian Corporation, as amended (incorporated by reference to Exhibit 3.01 to Ceridian's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 (File No. 1-1969)).
       *5.1  Opinion of Oppenheimer Wolff & Donnelly.
       23.1  Consent of KPMG Peat Marwick LLP.
       23.2  Consent of Oppenheimer Wolff & Donnelly (included in Exhibit
             5.1).
      *24.1  Power of Attorney.

- ------------------------
*Previously filed.

    (b)  FINANCIAL STATEMENT SCHEDULES.

    No schedules required.

    (c)  REPORTS, OPINIONS AND APPRAISALS MATERIALLY RELATING TO THE
TRANSACTION.

    Not applicable.

ITEM 22.  UNDERTAKINGS.
    (a)  The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

    (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, except to the extent permitted to be filed as a prospectus supplement, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this Registration Statement would itself qualify for an exemption from Section 5 of the Securities Act, absent the existence of other similar (prior or subsequent) transactions.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, as of May 15, 1995.


                                          CERIDIAN CORPORATION

                                          By:        /s/ JOHN R. EICKHOFF

                                             -----------------------------------
                                                      John R. Eickhoff
                                                EXECUTIVE VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed as of May 15, 1995 by the following persons in the capacities indicated.


                   LAWRENCE PERLMAN*                      /s/ JOHN R. EICKHOFF
 ------------------------------------------    ------------------------------------------
              Lawrence Perlman                              John R. Eickhoff
 CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF   EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL
   EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE        OFFICER (PRINCIPAL FINANCIAL OFFICER)
                  OFFICER)

                      RUTH M. DAVIS*                       /s/ LOREN D. GROSS
 ------------------------------------------    ------------------------------------------
               Ruth M. Davis                                 Loren D. Gross
                  DIRECTOR                           VICE PRESIDENT AND CONTROLLER
                                                     (PRINCIPAL ACCOUNTING OFFICER)

                    ALLEN W. DAWSON*                       CHARLES MARSHALL*
 ------------------------------------------    ------------------------------------------
              Allen W. Dawson                               Charles Marshall
                  DIRECTOR                                      DIRECTOR

                      RONALD JAMES*
 ------------------------------------------    ------------------------------------------
                Ronald James                                Carole J. Uhrich
                  DIRECTOR                                      DIRECTOR

                  RICHARD G. LAREAU*                       RICHARD W. VIESER*
 ------------------------------------------    ------------------------------------------
             Richard G. Lareau                             Richard W. Vieser
                  DIRECTOR                                      DIRECTOR

                                                             PAUL S. WALSH*
 ------------------------------------------    ------------------------------------------
              George R. Lewis                                Paul S. Walsh
                  DIRECTOR                                      DIRECTOR

      *By          /s/ JOHN A. HAVEMAN
 ------------------------------------------
              John A. Haveman
              ATTORNEY-IN-FACT